Exhibit 4.1

DEFINITIVE SHARE EXCHANGE AGREEMENT

This Definitive Share Exchange Agreement (“Agreement”), dated as of May 16, 2022, is between IQI Media, Inc. (“IQI”), a California corporation located at 1055 East Colorado Boulevard, Suite 500, Pasadena, California 91106, United States, Lim Khiow Hui (“Hui”), the owner of IQI, The Catalyst Group Entertainment, LLC (“TCG”), a Delaware corporation located at 8383 Wilshire Blvd, Suite 310, Beverly Hills, CA 90211, Joseph Lanius (“Lanius”), Hui, and Nicholas Burnett (“Burnett”), the members of TCG (collectively, the “TCG Members”), Winvest Group Ltd. (“WNLV”), a Nevada corporation located at 50 West Liberty Street Suite 880, Reno NV 89501, and Wan Nyuk Ming (“Sky”), the Chairman of WNLV. Collectively, IQI, Hui, TCG, Lanius, Burnett, WNLV, and Sky are the “Parties.”

The parties hereby enter into this Agreement, following which,

1.	WNLV will own (i) 1,000,000 units of IQI, representing all of its issued and outstanding equity of IQI, and (ii) 10,000 units of TCG, representing all of the issued and outstanding equity of TCG;

2.	Hui, Lanius, and Burnett will own an aggregate of 900,000 shares of WNLV common shares, out of the 17,411,217 shares to be issued and outstanding shares of WNLV, following the Closing (the “Share Exchange”), calculated post-issuance;

3.	Hui will relinquish her 1,000,000 units of IQI, to WNLV, in IQI becoming the wholly-owned subsidiary of WNLV;

4.	Hui, Lanius, and Burnett will relinquish their 10,000 units of TCG, to WNLV, in TCG becoming the wholly-owned subsidiary of WNLV;

5.	The newly issued shares of WNLV shall be issued to the Parties as described in Exhibit A attached hereto, at the Closing of the Share Exchange;

As a result of this Agreement, WNLV will be filing a Form 8-K reflecting this change of control (sometimes called a “Super 8-K”). The first consolidated post-acquisition report will be the Form 10-Q for the quarter ended June 30, 2022.

RECITALS

WHEREAS, Hui currently hold all 1,000,000 units of IQI, with a stated capital of $5,000.00, of the issued and outstanding shares of IQI and is desirous of relinquishing all of her IQI shares so that she would own 450,000 shares of WNLV common stock, for IQI; and that IQI would be a wholly-owned subsidiary of WNLV.

WHEREAS, The TCG Members currently hold all 10,000 units of TCG, with a stated capital of $35,100.00, of the issued and outstanding shares of TCG and are desirous of relinquishing all of their TCG shares so that they would own an aggregate of 450,000 shares of WNLV common stock, for TCG, and that 17,411,217 shares of WNLV common stock would be outstanding; and that TCG would be a wholly-owned subsidiary of WNLV.

WHERES, the aggregate ownership of Lanius, Hui, and Burnett would be 5.169% of outstanding shares on WNLV.

WHEREAS, IQI is desirous of becoming a wholly-owned subsidiary of WNLV, a fully reporting public company.

WHEREAS, TCG is desirous of becoming a wholly-owned subsidiary of WNLV, a fully reporting public company.

WHEREAS, WNLV and IQI are desirous of WNLV acquiring 100% of the outstanding shares of IQI, issuing 450,000 shares of WNLV common stock to Hui in the process, making IQI a wholly-owned subsidiary of WNLV.

WHEREAS, WNLV and TCG are desirous of WNLV acquiring 100% of the outstanding shares of TCG, issuing 450,000 shares of WNLV common stock to Lanius, Hui, and Burnett, as applicable, in the process, making TCG a wholly-owned subsidiary of WNLV.

WHEREAS, the board of directors and shareholders of WNLV, IQI, and TCG, respectively, have each agreed to exchange and issue shares, as necessary to cause the forgoing results (the “Share Exchange”), upon the terms, and subject to the conditions, set forth in this Agreement.

WHEREAS, it is intended that, for federal income tax purposes, the Share Exchange shall qualify as a reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and be tax-free pursuant to Section 351(a) of the Code.

AND WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

INCORPORATION OF RECITALS BY REFERENCE. The Recitals are hereby incorporated herein by this reference, as if fully restated herein.

ARTICLE I
DEFINITIONS

I.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

“Acquisition” means the acquisition of any businesses, assets or property other than in the ordinary course, whether by way of the purchase of assets or stock, by WNLV acquiring all of the outstanding shares of IQI pursuant to this Share Exchange Agreement and WNLV issuing shares of common stock to the Parties, as contemplated herein.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Los Angeles, California, are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or there under.

“Commission” means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

“Effective Time” means, the moment in time when the shares of the IQI and TCG are exchanged for the shares of WNLV.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations there under.

“Exchange Shares” means (i) the 1,000,000 outstanding units of IQI (the “IQI Shares”), exchanged by Hui to WNLV, and (ii) the 10,000 outstanding units of TCG (the “TCG Shares”), exchanged by Lanius, Hui, and Burnett to WNLV, for an aggregate of 900,000 newly issued shares of WNLV (the “WNLV Shares”), to be issued to the Parties, as applicable.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“IQI Business” means the business conducted by IQI.

“IQI Common Stock” means the common shares of IQI.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on WNLV: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Share Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

“Permit” means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set off; (iv) as to leased assets, interests of the lessors and sub-lessors thereof and liens affecting the interests of the lessors and sub-lessors thereof; (v) inchoate material men’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers’ compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by WNLV, in the ordinary course and not interfering in any material respect with the ordinary course of the business of WNLV; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reversion, encroachments, easement, rights of way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, Limited Liability Company, Regulatory Authority or other entity.

“Proposed Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving WNLV pursuant to which the shareholders of WNLV immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by WNLV of assets representing in excess of fifty percent (50%) of the aggregate fair market value of WNLV Business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by WNLV), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of WNLV.

“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations there under.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a fifty percent (50%) or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TCG Business” means the business conducted by TCG.

“TCG Common Stock” means the common shares of TCG.

“Treasury Regulations” means regulations promulgated by the U.S. Treasury Department under the Code.

“WNLV Business” means the business conducted by WNLV.

“WNLV Common Stock” means the common shares of WNLV.

“WNLV Securities Filings” means WNLV’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, and all other reports filed and to be filed with the Commission prior to the Effective Time.

ARTICLE II
THE SHARE EXCHANGE

II.1 Share Exchange. In accordance with and subject to the provisions of this Agreement and the Nevada Corporations, Partnerships and Associations Law Annotated (the “Code”), at the Effective Time, IQI and TCG shall become wholly-owned subsidiaries of WNLV, and WNLV shall be their only shareholder and shall continue in its existence with one owner, WNLV, until a merger, if any. Pursuant to the Share Exchange, (i) Hui is relinquishing all of her 1,000,000 IQI units, constituting all issued and outstanding shares of IQI (the “IQI Shares”), and is acquiring 450,000 shares of WNLV for IQI, representing 2.58% of the outstanding shares of WNLV, and (ii) the TCG Members are relinquishing all of their 10,000 TCG units, constituting all issued and outstanding shares of TCG (the “TCG Shares”), and are acquiring an aggregate of 450,000 shares of WNLV for TCG, representing an aggregate of 2.58%of the outstanding shares of WNLV; WNLV is issuing 900,000 of its shares, and is acquiring the IQI Shares and the TCG Shares; and IQI and TCG are becoming the wholly-owned subsidiaries of WNLV.

II.2 Stock Transfer Books. Effective immediately, the stock transfer books of WNLV shall be closed, and there shall be no further issuance or registration of transfers of shares hereafter on the records of WNLV, until after the completion of the Share Exchange.

II.3 Restriction on Transfer. The Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Share Exchange Shares or any available exemption from registration under the Act, the Share Exchange Shares must be held indefinitely. The Parties are aware that the Share Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Surviving Company.

II.4 Restrictive Legend. All certificates representing the Exchange Shares shall contain an appropriate restrictive legend.

II.5 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents (the “Closing”) shall take place via conference call at the offices of McMurdo Law Group, LLC, 1185 Avenue of the Americas, 3rd Floor, New York, NY 10036, or at such other location as the parties may agree at 10:00 AM, EST Time on the agreed date, which, shall be concurrent with the signing hereof (the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WNLV

WNLV represents and warrants to Hui, Lanius, and Burnett that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

III.1 Organization and Qualification. WNLV is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. WNLV has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. WNLV is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on WNLV or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of WNLV to perform its obligations under this Agreement or any of the Collateral Documents.

III.2 Capitalization.

(a) The authorized capital stock and other ownership interests of WNLV, a Nevada corporation, consists of 4,500,000,000 common shares of Common Stock, of which 16,510,573 were issued and outstanding as of March 31, 2022. WNLV has 300,000,000 shares of Preferred Stock authorized, with 227,838,680 shares of Series A Preferred Stock outstanding as of March 31, 2022. All of the outstanding WNLV Common Stock and Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable.

(b) Other than what has been described herein or in WNLV’s SEC Documents, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require WNLV to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively “Options”).

(c) All of the issued and outstanding shares of WNLV Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

III.3 Authority and Validity. WNLV has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the approval of WNLV Shareholders as contemplated herein and subject to the receipt of any necessary consents, approvals, authorizations or other matters referred to herein). The execution and delivery by WNLV of, the performance by WNLV of its obligations under, and the consummation by WNLV of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of WNLV (subject to the approval of WNLV Shareholders as contemplated herein). This Agreement has been duly executed and delivered by WNLV and (assuming due execution and delivery by Hui, Lanius, and Burnett and approval by WNLV Shareholders) is the legal, valid and binding obligation of WNLV, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery of the Collateral Documents by each Person (other than by Hui, Lanius, and Burnett) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by Hui, Lanius, and Burnett, the Collateral Documents will be the legal, valid and binding obligations of WNLV, enforceable against WNLV in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

III.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by WNLV of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of WNLV under, or result in the creation or imposition of any Encumbrance upon WNLV, WNLV Assets, WNLV Business or WNLV Common Stock by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of WNLV or any Subsidiary of WNLV, (ii) any material contract, agreement, lease, indenture or other instrument to which WNLV is a party or by or to which WNLV, or the Assets may be bound or subject and a violation of which would result in a Material Adverse Effect on WNLV, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to WNLV or (iv) any Permit of WNLV, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on WNLV or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of WNLV to perform its obligations under this Agreement or any of the Collateral Documents.

III.5 Consents and Approvals. Except for requirements described in Schedule 3.5, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by WNLV in connection with the execution, delivery and performance by WNLV of this Agreement or any Collateral Document or for the consummation by WNLV of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on WNLV or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of WNLV to perform its obligations under this Agreement or any of the Collateral Documents.

III.6 Intellectual Property. WNLV warrants that it has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know how necessary for the operation of WNLV Business without the payment of any royalty or similar payment.

III.7 Compliance with Legal Requirements. WNLV has operated its business in compliance with all Legal Requirements applicable to WNLV except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on WNLV or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

III.8 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to WNLV, WNLV Business or WNLV Assets and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to WNLV’s knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on WNLV or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents, except as noted in the audited Company Financial Statements or documented by WNLV to Hui, Lanius, and Burnett.

III.9 Taxes. WNLV has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on WNLV, except where, if not filed or paid, the exception(s) have been documented by WNLV to Hui, Lanius, and Burnett.

III.10 Books and Records. The books and records of WNLV accurately and fairly represent WNLV Business and its results of operations in all material respects.

III.11 Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by WNLV and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither WNLV, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

III.12 Disclosure. No representation or warranty of WNLV in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by WNLV pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

III.13 No Undisclosed Liabilities. WNLV is not subject to any material liability (including unasserted claims), absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the balance sheet as of September 30, 2021 other than liabilities of the same nature as those set forth in WNLV Financial Statements and reasonably incurred in the ordinary course of its business after December 31, 2021.

III.14 Absence of Certain Changes. Since December 31, 2021, WNLV has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person. Or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect WNLV Business, operations, assets, liabilities or financial condition; or (1) amended its Articles of Incorporation or By-laws, except as otherwise contemplated herein.

III.15 Contracts. A true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which WNLV is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, WNLV in excess of $100,000 (the “Contracts”). The Company has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect there under. To the best knowledge of WNLV, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party there under. WNLV knows of and has no reason to believe that there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

III.16 Permits and Licenses. WNLV has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. WNLV has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

III.17 Assets Necessary to Business. WNLV owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted.

III.18 Labor Agreements and Labor Relations. WNLV has no collective bargaining or union contracts or agreements. WNLV is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there are no charges of discrimination or unfair labor practice charges” or complaints against WNLV pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting WNLV.

III.19 Employment Arrangements. WNLV has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of WNLV, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. No employee of WNLV is in violation of any employment agreement or restrictive covenant.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HUI AND IQI

Hui and IQI represent and warrant to WNLV that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 9.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

IV.1 Organization and Qualification. IQI have all requisite power and authority to own, lease and use IQI’s assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. IQI is duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on IQI or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of WNLV or Hui to perform her obligations under this Agreement or any of the Collateral Documents.

IV.2 Capitalization.

(a) The authorized capital stock of IQI is 1,000,000. All outstanding shares of IQI Common Stock are owned by Hui, consisting of 1,000,000 units. IQI has no shares of Preferred Stock outstanding. All 1,000,000 units are duly issued and outstanding, and have been duly authorized, validly issued and outstanding and fully paid and non-assessable, which shares are exchanged hereby, as above provided.

(b) There are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require IQI to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c) All of the issued and outstanding shares of the IQI units have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

IV.3 Authority and Validity. Hui has all requisite power to execute and deliver to perform her obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by Hui and the performance by Hui of her obligations under, and the consummation by Hui of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of Hui. This Agreement has been duly executed and delivered (assuming due execution and delivery by Hui) is the legal, valid and binding obligation of Hui, enforceable in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery by Hui of the Collateral Documents to which he is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations, enforceable in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

IV.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by Hui of this Agreement and the Collateral Documents to which she is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of Hui under, or result in the creation or imposition of any Encumbrance upon the property of Hui by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of IQI , (ii) any contract, agreement, lease, indenture or other instrument to which Hui or IQI is a party or by or to which Hui or IQI or its property may be bound or subject and a violation of which would result in a Material Adverse Effect on Hui and/or IQI taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to Hui or IQI or (iv) any Permit of IQI, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on IQI or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of Hui or IQI to perform their obligations hereunder or there under.

IV.5 Consents and Approvals. Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by Hui in connection with the execution, delivery and performance by her of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on IQI or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of Hui to perform her obligations under this Agreement or any of the Collateral Documents.

IV.6 Compliance with Legal Requirements. IQI’s Business has operated in compliance with all material Legal Requirements including, without limitation, the Exchange Act and the Securities Act applicable to IQI, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on IQI or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.7 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to IQI, or the business or assets; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of Hui, threatened that, that has not been disclosed and if adversely determined, would have a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.8 Ordinary Course. Since the date of its most recent balance sheet, there has not been any occurrence, event, incident, action, failure to act or transaction involving IQI, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on IQI.

IV.9 Assets and Liabilities. As of the date of this Agreement, IQI has no Assets or Liability, except for the Assets and Liabilities disclosed in the balance sheet disclosed to WNLV through the date hereof.

IV.10 Taxes. IQI has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on IQI.

IV.11 Books and Records. The books and records of IQI accurately and fairly represent the IQI Business and its results of operations in all material respects. All accounts receivable and inventory of the IQI Business are reflected properly on such books and records in all material respects.

IV.12 Financial and Other Information.

(a) At the cost of WNLV, two years of audited historical financial statements of IQI, and nine months of unaudited financials, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of IQI and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

(b) To the knowledge of current management, IQI’s financials do not contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

IV.13 Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by IQI and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither IQI, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

IV.14 Disclosure. No representation or warranty of Hui in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by Hui pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

IV.15 Filings. Neither IQI nor Hui is subject to filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended. Once WNLV acquires control of IQI, IQI and Hui will provide WNLV with all required information and documents necessary for WNLV to make filings required to be made under such statutes and no such information or documents will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, not misleading.

IV.16 Conduct of Business. Prior to the Closing Date, IQI shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of WNLV, except in the regular course of business. Except as otherwise provided herein, IQI shall not amend its Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE TCG MEMBERS, AND TCG

The TCG Members, and TCG represent and warrant to WNLV that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 9.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE V, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

V.1 Organization and Qualification. TCG have all requisite power and authority to own, lease and use TCG’s assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. TCG is duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on TCG or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of WNLV or the TCG Members to perform their obligations under this Agreement or any of the Collateral Documents.

V.2 Capitalization.

(a) The authorized capital stock of TCG is 10,000. All outstanding shares of TCG Common Stock are owned by the TCG Members, consisting of 10,000 units. TCG has no shares of Preferred Stock outstanding. All 10,000 units are duly issued and outstanding, and have been duly authorized, validly issued and outstanding and fully paid and non-assessable, which shares are exchanged hereby, as above provided.

(b) There are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require TCG to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c) All of the issued and outstanding shares of the TCG units have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

V.3 Authority and Validity. The TCG Members have all requisite power to execute and deliver to perform their obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by the TCG Members and the performance by the TCG Members of their obligations under, and the consummation by the TCG Members of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of the TCG Members. This Agreement has been duly executed and delivered (assuming due execution and delivery by the TCG Members) is the legal, valid and binding obligation of the TCG Members, enforceable in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery by the TCG Members of the Collateral Documents to which he is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations, enforceable in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

V.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the TCG Members of this Agreement and the Collateral Documents to which they are parties and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the TCG Members under, or result in the creation or imposition of any Encumbrance upon the property of the TCG Members by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of TCG , (ii) any contract, agreement, lease, indenture or other instrument to which any of TCG Members or TCG is a party or by or to which TCG Members or TCG or its property may be bound or subject and a violation of which would result in a Material Adverse Effect on the TCG Members, and/or TCG taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to the TCG Members or TCG or (iv) any Permit of TCG, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on TCG or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the TCG Members or TCG to perform their obligations hereunder or there under.

V.5 Consents and Approvals. Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the TCG Members in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on TCG or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the TCG Members to perform their obligations under this Agreement or any of the Collateral Documents.

V.6 Compliance with Legal Requirements. TCG’s Business has operated in compliance with all material Legal Requirements including, without limitation, the Exchange Act and the Securities Act applicable to TCG, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on TCG or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

V.7 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to TCG, or the business or assets; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of the TCG Members, threatened that, that has not been disclosed and if adversely determined, would have a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

V.8 Ordinary Course. Since the date of its most recent balance sheet, there has not been any occurrence, event, incident, action, failure to act or transaction involving TCG, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on TCG.

V.9 Assets and Liabilities. As of the date of this Agreement, TCG has no Assets or Liability, except for the Assets and Liabilities disclosed in the balance sheet disclosed to WNLV through the date hereof.

V.10 Taxes. TCG has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on TCG.

V.11 Books and Records. The books and records of TCG accurately and fairly represent the TCG Business and its results of operations in all material respects. All accounts receivable and inventory of the TCG Business are reflected properly on such books and records in all material respects.

V.12 Financial and Other Information.

(a) At the cost of WNLV, two years of audited historical financial statements of TCG, and nine months of unaudited financials, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of TCG and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

(b) To the knowledge of current management, TCG’s financials do not contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

V.13 Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by TCG and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither TCG, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

V.14 Disclosure. No representation or warranty of the TCG Members in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the TCG Members pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

V.15 Filings. Neither TCG nor the TCG Members are subject to filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended. Once WNLV acquires control of TCG, TCG will provide WNLV with all required information and documents necessary for WNLV to make filings required to be made under such statutes and no such information or documents will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, not misleading.

V.16 Conduct of Business. Prior to the Closing Date, TCG shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of WNLV, except in the regular course of business. Except as otherwise provided herein, TCG shall not amend its Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.

ARTICLE VI
COVENANTS OF WNLV

Between the date of this Agreement and the Closing Date:

VI.1 Additional Information. WNLV shall provide to Hui, Lanius, and Burnett and their Representatives such financial, operating and other documents, data and information relating to WNLV, WNLV Business and WNLV Assets and Liabilities, as Hui, Lanius, and Burnett or their Representatives may reasonably request. In addition, WNLV shall take all action necessary to enable Hui, Lanius, and Burnett and their Representatives to review, inspect and review WNLV Assets, WNLV Business and Liabilities of WNLV and discuss them with WNLV’s officers, employees, independent accountants, customers, licensees, and counsel. Not withstanding any investigation that Hui, Lanius, and Burnett may conduct of WNLV, WNLV Business, WNLV Assets and the Liabilities of WNLV, Hui, Lanius, and Burnett may fully rely on WNLV’s warranties, covenants and indemnities set forth in this Agreement.

VI.2 Consents and Approvals. As soon as practicable after execution of this Agreement, WNLV shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by WNLV to consummate the transactions contemplated by this Agreement and the Collateral Documents.

VI.3 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, WNLV will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

VI.4 Notification of Adverse Change. WNLV shall promptly notify Hui, Lanius, and Burnett of any material adverse change in the condition (financial or otherwise) of WNLV.

VI.5 Notification of Certain Matters. WNLV shall promptly notify Hui, Lanius, and Burnett of any fact, event, circumstance or action known to it that is reasonably likely to cause WNLV to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to Hui, Lanius, and Burnett pursuant to this Agreement or the existence or occurrence of which would cause any of WNLV’s representations or warranties under this Agreement not to be correct and/or complete. WNLV shall give prompt written notice to Hui, Lanius, and Burnett of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

VI.6 The Company Disclosure Schedule. For purposes of determining the satisfaction of any of the conditions to the obligations of Hui, Lanius, and Burnett in ARTICLE VII, WNLV disclosures shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information provided by written supplements delivered prior to Closing by WNLV that (i) are accepted in writing by Hui, Lanius, and Burnett, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

VI.7 State Statutes. WNLV and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Share Exchange, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Share Exchange and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Share Exchange, this Agreement and the transactions contemplated hereby.

VI.8 Conduct of Business. Prior to the Closing Date, WNLV shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of Hui, Lanius, and Burnett, except in the regular course of business. Except as otherwise provided herein, WNLV shall not amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

VI.9 Securities Filings. Until closing, WNLV will timely file all reports and other documents relating to the operation of WNLV required to be filed with the Securities and Exchange Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

VI.10 Election to WNLV’s Board of Directors. At the Effective Time of the Share Exchange, WNLV shall take all steps necessary so that there will be at least one (1) continuing director.

ARTICLE VII
COVENANTS OF HUI, LANIUS, AND BURNETT

Between the date of this Agreement and the Closing Date,

VII.1 Additional Information. Hui, Lanius, and Burnett shall provide to WNLV and its Representatives such financial, operating and other documents, data and information relating to(i) IQI, the IQI Business and the IQI Assets and the Liabilities of IQI, and/or (ii) TCG, the TCG Business and the TCG Assets and the Liabilities of TCG as WNLV or its Representatives may reasonably request. In addition, subject to prior written notice, during normal business hours, Hui, Lanius, and Burnett shall take all action necessary to enable WNLV and its Representatives to review and inspect the (A) IQI Assets, the IQI Business and the Liabilities of IQI, and/or (B) TCG Assets, the TCG Business and the Liabilities of TCG and discuss them with WNLV’s officers, employees, independent accountants and counsel. Notwithstanding any investigation that WNLV may conduct of (i) IQI, the IQI Business, the IQI Assets and the Liabilities of the IQI, or (ii) TCG, the TCG Business, the TCG Assets and the Liabilities of the TCG, WNLV may fully rely on the Hui’s, Lanius’, and Burnett’s warranties, covenants and indemnities set forth in this Agreement.

VII.2 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, Hui, Lanius, and Burnett will not nor will it authorize or permit any of IQI’s or TCG’s officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, with respect to the IQI Assets and TCG assets (i) solicit or initiate the making, submission or announcement of any other acquisition proposal regarding TCG or IQI, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal regarding TCG or IQI , (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal of TCG or IQI or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal of TCG or IQI.

VII.3 Notification of Adverse Change. Hui, Lanius, or Burnett, as applicable shall promptly notify WNLV of any material adverse change in the condition (financial or otherwise) of IQI or TCG.

VII.4 Consents and Approvals. As soon as practicable after execution of this Agreement, Hui, Lanius, and Burnett shall use their commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by Hui, Lanius, and Burnett to consummate the transactions contemplated by this Agreement and the Collateral Documents.

VII.5 Notification of Certain Matters. Hui, Lanius, Burnett, as applicable, shall promptly notify WNLV of any fact, event, circumstance or action known to it that is reasonably likely to cause IQI or TCG to be unable to perform any of its covenants contained herein or any condition precedent if not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to WNLV pursuant to this Agreement or the existence or occurrence of which would cause Hui’s, Lanius’, and Burnett’s representations or warranties under this Agreement not to be correct and/or complete. Hui, Lanius, and Burnett shall give prompt written notice to WNLV of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV or V.

VII.6 Audited Financial Statements. Prior to Closing, Hui, Lanius, and Burnett shall provide WNLV with audited historical financial statements of IQI and TCG, as applicable, for its last two calendar years, of prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and presenting fairly the financial condition of IQI and TCG and their results of operations as of the dates and for the periods indicated, subject only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

All obligations of the Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

VIII.1 Accuracy of Representations. All representations and warranties of WNLV contained in this Agreement, the Collateral Documents and any certificate delivered by any of WNLV at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.

VIII.2 Covenants. WNLV shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing.

VIII.3 Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VIII.4 Delivery of Documents. WNLV shall have delivered, or caused to be delivered, to Hui, Lanius, and Burnett the following documents:

(i) Copies of WNLV articles of incorporation and by laws and certified resolutions of the board of directors of WNLV authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii) Such other documents and instruments as Hui, Lanius, and Burnett may reasonably request: (A) to evidence the accuracy of WNLV’s representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by WNLV of, or the compliance by WNLV with, any covenant, obligation, condition and agreement to be performed or complied with by WNLV under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

VIII.5 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in WNLV Assets, WNLV Business or the financial condition or operations of WNLV, taken as a whole.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF SKY AND WNLV

All obligations of Sky and WNLV under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that WNLV may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

IX.1 Accuracy of Representations. All representations and warranties of TCG, IQI, Hui, Lanius, and Burnett contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by TCG, IQI, Hui, Lanius, and Burnett at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.

IX.2 Covenants. TCG, IQI, Hui, Lanius, and Burnett shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by TCG, IQI, Hui, Lanius, and Burnett at or prior to Closing.

IX.3 Consents and Approvals. All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

IX.4 Delivery of Documents. TCG, IQI, Hui, Lanius, and Burnett shall have executed and delivered, or caused to be executed and delivered, to WNLV the following documents:

Documents and instruments as WNLV may reasonably request: (A) to evidence the accuracy of the representations and warranties of TCG, IQI, Hui, Lanius, and Burnett under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by TCG, IQI, Hui, Lanius, and Burnett of, or the compliance by TCG, IQI, Hui, Lanius, and Burnett with, any covenant, obligation, condition and agreement to be performed or complied with by TCG, IQI, Hui, Lanius, and Burnett under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

IX.5 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition or operations of IQI and TCG taken as a whole.

IX.6 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on IQI and TCG.

ARTICLE X
INDEMNIFICATION

X.1 Indemnification by WNLV. WNLV shall indemnify, defend and hold harmless (i) Hui, Lanius, and Burnett, (ii) any of Hui’s, Lanius’, and Burnett’s assigns and successors in interest to WNLV Shares, and (iii) each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from (A) any breach of any material representation, warranty, covenant or agreement of WNLV contained in this Agreement, or (B) the actions of any Regulatory Authority, including but not limited to the Commission. All claims to be assorted hereunder must be made for the first anniversary of the Closing.

X.2 Indemnification by Hui, Lanius, and Burnett. TCG, IQI, Hui, Lanius, and Burnett shall, jointly and severally, indemnify, defend and hold harmless WNLV from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any uncured, material breach of any material representation, warranty, covenant or agreement of Hui, Lanius, and Burnett contained in this Agreement. All claims to be assorted hereunder must be made for the first anniversary of the Closing.

X.3 Notice to Indemnifying Party. If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising here from and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 10.4.

X.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE XI
TERMINATION

XI.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to it being fully executed, or thereafter:

(a) by mutual written agreement of Hui, Lanius, and Burnett and WNLV hereto duly authorized by action taken by or on behalf of the respective Boards of Directors; or

(b) by either WNLV or Hui, Lanius, and Burnett upon notification to the non-terminating party by the terminating party:

(i) if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions will not be satisfied; provided, however, that if such breach is curable by the non-terminating party and such cure is reasonably likely to be completed prior to the date specified in Section 11.1(b)(i), then, for so long as the non-terminating party continues to use commercially reasonable efforts to effect and cure, the terminating party may not terminate pursuant to this Section 11.1(b)(i); or

(ii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Share Exchange and such order shall have become final.

(c) Effect of Termination. If this Agreement is validly terminated by either WNLV or Hui, Lanius, and Burnett pursuant to Section 11.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XII
MISCELLANEOUS

XII.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

XII.2 Publicity. The initial press release and/or Form 8-K shall be a joint press release and thereafter WNLV and Hui, Lanius, and Burnett each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Share Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities inter dealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities inter dealer quotation service.

XII.3 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

If to IQI:	Lim Khiow Hui 1055 East Colorado Boulevard, Suite 500, Pasadena, California 91106, United States.

If to TCG:	Joseph Lanius, Lim Khiow Hui, Nicholas Burnett. 8383 Wilshire Blvd, Suite 255, Beverly Hills, CA 90211

If to WNLV:	Wan Nyuk Ming 50 West Liberty Street, Suite 880 Reno NV 89501

XII.4 Address Change. Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

XII.5 Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

XII.6 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

XII.7 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Nevada, without giving effect to any choice of law provision or rule (whether of Saskatchewan, Canada or any other jurisdiction).

XII.8 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

XII.9 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

XII.10 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

XII.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XII.12 Entire Agreement. This Agreement (including the Exhibits, disclosures made as to WNLV, and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

XII.13 Survival of Representations and Covenants. Notwithstanding any right of Hui, Lanius, and Burnett to fully investigate the affairs of WNLV and notwithstanding any knowledge of facts determined or determinable by Hui, Lanius, and Burnett pursuant to such investigation or right of investigation, Hui, Lanius, and Burnett shall have the right to rely fully upon the representations, warranties, covenants and agreements of WNLV contained in this Agreement. Each representation, warranty, covenant and agreement of WNLV contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, Hui, Lanius, and Burnett has delivered to WNLV Shareholders a written notice of a claim with respect to such representation, warranty, covenant or agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Dated: May 16, 2022

Winvest Group Ltd.

By:	/s/ Wan Nyuk Ming
Name:	Wan Nyuk Ming
Title:	Chairman

Wan Nyuk Ming

/s/ Wan Nyuk Ming
Wan Nyuk Ming

IQI Media, Inc.

By:	Lim Khiow Hui
Name:	Lim Khiow Hui
Title:	Founder

/s/ Lim Khiow Hui
Lim Khiow Hui

The Catalyst Group Entertainment, LLC

By:	/s/ Joseph Lanius
Name:	Joseph Lanius
Title:	Founder

/s/ Joseph Lanius
Joseph Lanius

/s/ Lim Khiow Hui
Lim Khiow Hui

/s/ Nicholas Burnett
Nicholas Burnett

EXHIBIT A

Lim Khiow Hui-	450,000 shares of common stock of WNLV for IQI;

Lim Khiow Hui-	150,000 shares of common stock of WNLV for TCG;

Joseph Lanius-	150,000 shares of common stock of WNLV for TCG;

Nicholas Burnett-	150,000 shares of common stock of WNLV for TCG;

A-1